Contact:

Eric S. Rosenfeld Chairman of the Board, CEO and President Rhapsody Acquisition Corp. 212-319-7676	David D. Sgro, CFA Chief Financial Officer Rhapsody Acquisition Corp. 212-319-7676

FOR IMMEDIATE RELEASE

RHAPSODY ACQUISITION CORP.’S
SECURITIES TO COMMENCE SEPARATE TRADING

New York, New York, October 24, 2006 - Rhapsody Acquisition Corp. (OTC Bulletin Board: RPSDU) announced today that EarlyBirdCapital, Inc., the representative of the underwriters for the Company’s initial public offering of units which took place on October 10, 2006, has notified the Company that separate trading of the common stock and warrants underlying the units would commence on October 25, 2006. The common stock and warrants will be quoted on the OTC Bulletin Board under the symbols RPSD and RPSDW, respectively.

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